Exhibit 10.4

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Dynacure

French public limited company with a share capital of EUR [-]

Registered office: Bioparc III, 850 boulevard Sébastien Brant – 67400 Illkirch Graffenstaden

817 666 217 R.C.S. Strasbourg

(the « Company »)

Ms. / Mr. [-]
[address]

[-], 20[-]

RE : ALLOCATION OF FREE SHARES OF DYNACURE

Dear Sir,

We hereby inform you that the board of directors of the Company (the “Board of Directors”) has decided today to grant you [-] ([-]) new free shares (actions gratuites) of the Company (the “ Common Shares Allocated “) under the regulation of the plan for the allocation of free Dynacure common shares adopted by the President on the date hereof and which is attached hereto as Appendix 1 (the “Plan”).

We remind you that the definitive allocation of the said shares is subject to the satisfaction of the conditions provided for in the Plan.

By countersigning this letter and returning to us a copy of the Plan duly initialed by you within ninety (90) calendar days hereunder, you accept all of the Common Shares Allocated in accordance with the terms and conditions of the Plan, which you have read in full and which you accept without reservation or condition.

In the absence of a response within the aforementioned time limit, you will be deemed to have refused the free allocation of [-] ([-]) Common Shares Allocated which are the subject hereof.

Yours faithfully.

The present letter is signed electronically via the encrypted and secured DocuSign platform (www.docusign.com), on the signature date indicated in the electronic signature certificate, and in accordance with the provisions of Articles 1366 and 1367 of the French Civil Code.

Dynacure
[-]

[-][1]

[1]	Signature to be preceded by the mention « Bon pour acceptation de l’attribution gratuite de [-] ([-]) actions ordinaires » ((For acceptance of the allocation of [-] ([-]) common shares).

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Appendix 1

REGULATION OF THE PLAN FOR THE ALLOCATION OF FREE DYNACURE

COMMON SHARES

Adopted by the Board of Directors on [-]

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1.	PURPOSE OF THE REGULATION

By decisions of the shareholders (the “Shareholders”) of Dynacure (a French public limited company (société anonyme), whose registered office is located at Bioparc III, 850 boulevard Sébastien Brant—67400 Illkirch Graffenstaden,, registered in the Trade and Companies Register under number 817 666 217 R.C.S. Strasbourg (hereinafter the “Company”) on [-], the Board of Directors was authorized to grant, on one or more occasions, within a maximum period of thirty-eight (38) months, free common shares (the “Common Shares”) of the Company to employees and legal representatives (mandataires sociaux) of the Company or related companies or groups that met the conditions set forth in Article L. 225-197-1, II of the French Commercial Code.

In this respect, the Shareholders have decided in particular:

•

to delegate their authority to the Board of Directors, with the possibility of sub-delegation to the extent permitted by law, to make, after authorization by the Company’s Supervisory Committee, on one or more occasions, allocations of free Common Shares to be issued to the beneficiaries or categories of beneficiaries that it shall determine among the employees and legal representatives (mandataires sociaux) of the Company or companies or groups related to it and that meet the conditions set forth in Article L. 225-197-1 and L. 225-197-2 of said Code;

•

to set at [-] the maximum number of Common Shares that may be issued by the Board of Directors pursuant to the delegation and that, in any event, the maximum number of Common Shares that may be issued pursuant to the delegation may not exceed the limits set by the provisions of Article L. 225-197-1, I of the French Commercial Code;

•

to note that the authorization to allocate the free Common Shares entails the automatic waiver by the shareholders of their preferential subscription rights in favor of the beneficiaries of the Common Shares allocated free of charge, the corresponding increase being definitively carried out solely as a result of the final allocation of the Common Shares to their beneficiaries. This capital increase will be carried out by incorporation and deduction from the Company’s available reserves;

•

that the allocation of the free Common Shares to their beneficiaries will become final at the end of a vesting period whose duration may not be less than that required by the legal provisions applicable on the date of the allocation decision (i.e., to date, one year). During this vesting period, the beneficiaries will not hold the Common Shares allocated to them and the rights resulting from this allocation shall be non-transferable;

•

that the Common Shares finally vested will be subject, at the end of the above-mentioned vesting period, to a retention obligation whose duration may not be less than that required by the legal provisions applicable on the date of the allocation decision (i.e., to date, one year); however, this retention obligation may be waived by the Board of Directors for free shares allocated for which the vesting period has been set at a period of at least two years;

•

that the final vesting of the Common Shares allocated free of charge and the option to sell them freely will nevertheless occur before the expiration of the retention period or, where applicable, the obligation to retain them, in the event of the death or disability of the beneficiary corresponding to a classification in the second or third category as provided for in Article L. 341-4 of the French Social Security Code, or equivalent case abroad;

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•	to grant full powers to the Board of Directors for the purpose of implementing the delegation and, in particular, for the purpose to:

•

determine (a) the identity of the beneficiaries, or the category or categories of beneficiaries, of the allocations of Common Shares among the employees or legal representatives (mandataires sociaux) of the Company or of the aforementioned companies or groups in accordance with articles L. 225-197-1 and L. 225-197-2 and (b) the number of Common Shares allocated to each of them;

•

set the conditions and, where applicable, the criteria for the allocation of the Common Shares allocated under the delegation, in particular, the minimum vesting period and the required holding period for each beneficiary, under the conditions provided for above, it being specified that in the case of Common Shares allocated free of charge to legal representatives (mandataires sociaux), the Board of Directors must either (a) decide that the Common Shares granted free of charge may not be sold by the persons concerned before they leave office, or (b) set the number of Common Shares granted free of charge that they are required to keep in registered form until they leave office;

•	provide for the possibility of temporarily suspending allocation rights;

•	record the final allocation dates and the dates from which the Common Shares may be freely transferred, subject to legal restrictions; and

•

to register the Common Shares Allocated free of charge in a registered account in the name of their holder, mentioning the unavailability and duration thereof, and to waive the unavailability of the Common Shares for any circumstance for which the applicable regulation would allow the unavailability to be waived.

Using the authorization and powers granted to him by the said decisions of the Shareholders dated [-] 2020, the Board of Directors decided on [-] 2020 to proceed with the free allocation of [-] Common Shares, and to adopt this regulation (the “Regulation”), the provisions of which will govern the free allocation of said Common Shares.

2.	DEFINITIONS

For the purposes of this Plan, the following terms and expressions are defined as follows and may be used in the singular or plural, masculine or feminine, depending on the context.

“Allocation”	refers to the decision taken by the Board of Directors to allocate the Common Shares to the Beneficiary. This Allocation constitutes a right to receive the free Common Shares at the end of each Vesting Period under the conditions and in the proportions detailed in Article 6.

“Allocation Date”	designates for the Beneficiary the date of the decision of the Board of Directors who granted the Common Shares, i.e., [-].

“Articles of Association”	refers to the bylaws of the Company.

“Beneficiary”	refers to [-].

“Board of Directors”	means the Board of Directors of the Company.

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“Common Shares”	refers to common shares with a nominal value of ten cents (€0.10), as defined in the Articles of Association, to be issued by the Company.

“Common Shares Allocated”	refers to the [-] Common Shares that are the subject of the Allocation.

“Conditions”	refers to the (cumulative) conditions referred to in Article 6.1 below.

“Contractual Undertaking”	refers to the Contractual Undertaking to be concluded by the Beneficiary.

“Date of Sale of the Company”	refers to the date on which the Company is sold.

“Final Allocation” or “Vesting”	refers to the definitive vesting by the Beneficiary of all or part of the Common Shares Allocated in accordance with Article 6.1 of this Regulation

“Initial Public Offering” or “IPO”	refers to the admission of all or part of the Company’s shares to a regulated financial market in the European Union Area (such as Euronext) or the Nasdaq National Market or the New York Stock Exchange in the United States.

“Plan”	refers to this Common Share Allocation Plan.

“Presence Condition”	refers to the condition relating to the presence of the Beneficiary as a legal representative (mandataire social) or an employee of the Company or its affiliated companies or groups that meet the conditions set forth in articles L. 225-197-1 and L. 225-197-2 of the French Commercial Code as defined in Article 6.1 of this Regulation, which must be met by the Beneficiary so that ownership of the Common Shares Allocated may be transferred to them at the end of each Vesting Period, under the conditions and proportions detailed in Article 6.1.

“Retention Period(s)”	means, for the Beneficiary, each of the periods referred to in Article 6.2, during which the Vested Common Shares at the end of each Vesting Period must be retained by the Beneficiary, and may not, therefore, be assigned, transferred to a third party or converted to bearer form, under the conditions detailed in Article 6.2.

“Sale of the Company”	means the sale of all the shares comprising the share capital of the Company.

“Vested Common Shares”	has the meaning attributed to it in Article 8.

“Vesting Dates”	means, for the Beneficiary, the successive dates on which the Common Shares Allocated are definitively acquired by the Beneficiary (subject to compliance with the Conditions), at the end of each of the Vesting Periods, under the conditions and proportions detailed in Article 6.1.

“Vesting Periods”	means, for the Beneficiary, each of the periods, following the Allocation Date, during which the Common Shares Allocated are finally acquired by the Beneficiary (subject to compliance with the Conditions), under the conditions and proportions detailed in Article 6.1.

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3.	NATURE OF THE SHARES

The Regulation allows the Allocation to the Beneficiary of Common Shares to be issued by the Company, whose rights are governed, in particular, by the Articles of Association.

In accordance with Article L. 225-197-3 of the French Commercial Code, the rights resulting from the Allocation of Common Shares are non-transferable by any means whatsoever, except for succession vesting, until the end of each Vesting Period. The same applies to Common Shares subject to a Retention Period.

4.	BENEFICIARY OF THE PLAN

The Beneficiary of the Common Shares is appointed from among the employees and legal representatives (mandataires sociaux) of the Company or its affiliated companies or groups that meet the conditions set forth in articles L. 225-197-1 and L. 225-197-2 of the French Commercial Code.

The Board of Directors, within the framework of the above-mentioned authorization granted to him for this purpose by decisions of the Shareholders on [-], has selected the Beneficiary and the number of the Common Shares Allocated to the Beneficiary.

5.	TERMS AND CONDITIONS FOR THE ALLOCATION OF COMMON SHARES

Notice of the Allocation of the Common Shares to the Beneficiary shall be given in the form of a letter from the Board of Directors or any other person designated by it, sent by mail or delivered by hand, accompanied by a copy of this Regulation, and specifying the number of Common Shares that are Allocated to the Beneficiary, the Vesting Periods and, where applicable, the Retention Period for the Common Shares.

The Beneficiary shall acknowledge receipt of the allocation letter and of the Regulation by returning a signed copy of the allocation letter and an initialed copy of the Regulation to the Board of Directors (or one countersigned copy in the event of personal delivery of said allocation letter).

If the Beneficiary does not countersign (in the event of hand-delivery) or return a signed copy of the allocation letter or of the initialed Regulation within a maximum period of ninety (90) calendar days following the Allocation Date, his or her right to the Allocation of the Common Shares that have been Allocated to him or will be definitively lost.

Eligibility for the Plan may in no way be interpreted as an element of an employment contract. The rights and obligations arising from the employment relationship between the Beneficiary respectively and the Company or its affiliated companies may in no way be affected by the Regulation from which they are totally separate. Participation in this Plan shall not confer any right relating to the continuation or creation of an employment relationship or corporate office and shall in no way limit the right, if any, of the Beneficiary and the Company or its affiliated companies to terminate such employment or corporate office under any circumstances, with or without cause

The Allocation is an irrevocable commitment of the Company for the benefit of the Beneficiary subject to (i) the latter’s compliance with the provisions of the Plan and (ii) the satisfaction of the Presence Condition.

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6.	CONDITIONS RELATING TO THE AVAILABILITY OF SHARES

6.1	Vesting Periods

6.1.1	In General

The Final Allocation of all or part of the Common Shares Allocated to the Beneficiary will take place, at the end of the Vesting Periods referred to below under the following conditions and proportions:

•	[To be specified in individual award agreements]

provided that, upon the expiration of each of the above-mentioned Vesting Periods, the following conditions are satisfied on a cumulative basis (the “Conditions”):

•	the Presence Condition is satisfied; and

•	the Beneficiary has signed a Contractual Undertaking with the Company.

As an exception to the foregoing, and subject to compliance with the Conditions, in the event of a Sale of the Company, all the Common Shares Allocated shall be deemed to have definitively vested on the Date of Sale of the Company or, if the Date of Sale of the Company occurs prior to the expiration of a period of one year following the Allocation Date, it shall occur on the first anniversary date of the Allocation Date.

As an exception to the foregoing, and subject to compliance with the Conditions, in the event of an IPO of the Company, the Board of Directors, in its sole discretion and at any time, may decide at the majority (“Board Majority”, as such term is defined in the shareholders’ agreement entered into between the Company’s shareholders dated 31 March 2020 and as amended on 10 November 2020), that the Common Shares Allocated are definitively vested in advance on the date of the Initial Public Offering, or, if the date of the Initial Public Offering occurs before the expiration of a period of one year following the Allocation Date, it will occur on the first anniversary date of the Allocation Date.

Before the expiration of each of the above-mentioned Vesting Periods, the Beneficiary shall not, solely because of his or her status as Beneficiary, have any voting rights, any right to receive dividends or any other right in its capacity as shareholder.

If the Presence Condition ceases to be fulfilled at the end of each of the above-mentioned Vesting Periods, the Beneficiary shall lose his or her rights to the Final Allocation of the Common Shares which have not definitively vested subject to the provisions of the Plan below. The Common Shares Allocated that have not been definitively Vested will then lapse, without consideration or compensation.

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6.1.2	Exceptions to the Presence Condition

Notwithstanding the foregoing, if, at any time prior to the expiration of each of the Vesting Periods detailed above, the Beneficiary ceases to satisfy the Presence Condition, he or she shall retain such status as Beneficiary and may receive the Common Shares Allocated if he or she does not comply with the Presence Condition due to any of the following causes (the “Exceptions to the Presence Condition”):

(i)	his or her death;

In the event of the death of the Beneficiary before the Vesting Dates, his or her heir(s) or assignee(s) will have a period of six (6) months from the date of death to request early delivery of the Common Shares Allocated. The Common Shares Allocated will then be delivered without delay to the heirs or beneficiaries of the deceased who will be free to dispose of them immediately (subject to the provisions of the Contractual Undertaking);

(ii)

his or her disability falling into the second or third category defined by Article L. 341-4 of the French Social Security Code, having forced him or her to cease his or her corporate office or employment agreement.

In the event of disability of the Beneficiary falling into the second or third category defined in Article L. 341-4 of the French Social Security Code occurring before the Vesting Dates, the Beneficiary may request early delivery of the Common Shares Allocated and may dispose of them immediately (subject to the provisions of the Contractual Undertaking).

6.2	Retention Period(s)

6.2.1	General principle

At the end of each of the Vesting Periods referred to in Article 6.1, the Beneficiary shall then become the owner of the Common Shares Allocated, in the proportions referred to in Article 6.1 and, therefore, a shareholder of the Company.

Nevertheless, for Vested Common Shares for which the relevant Vesting Period is less than 2 years, the Beneficiary shall be required to hold the Vested Common Shares for a period equal to the difference between a period of 2 years (calculated from the expiration of the relevant Vesting Period) and the duration of the relevant Vesting Period (the “Retention Period(s)”), so that for these Common Shares Allocated concerned, the cumulative duration of the Vesting Period and the Retention Period is equal to 2 years. Thus, Vested Common Shares at the end of a Vesting Period greater than or equal to 2 years will not be subject to a Retention Period.

The delivery of the Common Shares Allocated will not entitle the Beneficiary to any rights retroactive from the date on which they were transferred to them in full ownership.

During this Retention Period, the Beneficiary shall benefit from the prerogatives of any shareholder and, in particular, from the right to participate in meetings, the right to communicate, the right to vote, the right to dividends distributed by the Company and the preferential subscription right.

The Common Shares Allocated transferred after the decision to distribute dividends taken by the Company’s general meeting called to approve the financial statements for year N will only be eligible for dividends as from the decision to distribute dividends taken by the Company’s general meeting called to approve the financial statements for year N+1.

The Common Shares will be issued in registered form in the name of the Beneficiary and will be recorded in accounts in the Company’s books. The Common Shares will be subject to all legal and statutory and non-statutory provisions.

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6.2.2	Exceptions

In the event of the death of the Beneficiary during the Retention Period and without prejudice to the provisions of the Contractual Undertaking, the Common Shares Allocated shall be transferred to his or her heirs or beneficiaries. In this case, the Board of Directors must, therefore, have the Common Shares Allocated in the name of these heirs or beneficiaries recorded in the shareholder’s accounts. As soon as the shares are registered in an account for their benefit, the heirs or beneficiaries are subrogated to all the rights and obligations attached to the Common Shares Allocated (as they result from the Plan and the provisions of Articles L. 225-197-1 et seq. of the French Commercial Code) but will not be bound by the provisions of Article 6.2.1 above.

Without prejudice to the provisions of the Contractual Undertaking, the Vested Common Shares are also freely transferable in the event of the disability of the Beneficiary during the Retention Period corresponding to his or her classification in the second or third of the categories provided for in Article L. 341-4 of the French Social Security Code. In this case, the Beneficiary concerned shall not be bound by the provisions of Article 6.2.1 above.

6.3	Maintaining the Beneficiary’s Rights

6.3.1

When the Company carries out (i) a transaction on its share capital as referred to in Article L. 225-181, Paragraph 2 of the French Commercial Code (but other than those mentioned in Articles 6.3.2 and 6.3.3), or (ii) a share consolidation transaction, which may result in a change in the value or number of Common Shares Allocated, occurring during the Vesting Periods, the Board of Directors, if he or she deems it appropriate, may take any measures to protect the interests and rights of the Beneficiary while ensuring that the Beneficiary’s rights under this Plan remain subject to conditions equivalent to those existing prior to the completion of the above-mentioned transactions.

The foregoing provisions shall have the sole purpose and effect of preserving the rights of the Beneficiary in the same way and shall in no case be interpreted as conferring on the Beneficiary any guarantee on the value of the Common Shares Allocated.

6.3.2

If during the Vesting Periods or Retention Periods the Company carries out a transaction as referred to in Article L. 225-197-1 III of the French Commercial Code, the Beneficiary may exercise their rights in the Company resulting from the merger or in the Company (or companies) resulting from the demerger, and in accordance with the provisions of Article L. 225-197-1 III of the French Commercial Code, the remaining term of each Vesting Period or, as the case may be, the Retention Period shall remain applicable to the rights to be granted or, as the case may be, to the shares received in exchange and the provisions of the Regulation shall remain applicable mutatis mutandis. The new number of Common Shares Allocated will be determined by correcting the number of Common Shares Allocated by the exchange ratio of the Company’s shares for shares of the acquiring company or for shares of the Company (or companies) resulting from the demerger. This (these) last company (or companies) shall be automatically substituted for the Company in its obligations towards the Beneficiary under the Plan.

6.3.3

If during the Retention Period the Company’s shares are the subject of a public exchange offer without a cash balance, the Beneficiary may freely tender the Common Shares Allocated to said offer, notwithstanding the provisions of Article 6.2.1 and in accordance with the provisions of Article L.225-197-1 III of the French Commercial Code, the obligation to retain Article 6.2.1 remaining applicable to the shares received in exchange and for the remaining term of the Retention Period as from the exchange date.

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7.	SUBSTITUTION IN THE EVENT OF A MERGER

In the event of a merger by absorption of the Company, the acquiring company shall replace the Company in the obligations arising from this Regulation.

The new number of Common Shares that may be allocated to the Beneficiary at the end of each Vesting Period shall be determined by correcting the number of Common Shares that are expected to be issued before the beginning of the relevant transaction by the ratio of the exchange of the Shares for the shares of the acquiring company.

8.	TERMS AND CONDITIONS FOR THE DELIVERY OF SHARES

The Common Shares will be acquired at the end of each Vesting Period, under the conditions and in the proportions detailed in Article 6.1 (the “Vested Common Shares”).

The Vested Common Shares will automatically be registered in the name of each of the Beneficiary (or, where applicable, their heirs) in the registers and shareholders’ accounts kept by the Company and mentioning their unavailability. They must remain in pure registered form until at least the expiration of the Retention Period.

To the extent that the Vested Common Shares are new shares, they will carry dividend rights from each of the Vesting Dates. They will be subject to all the provisions of the Company’s Articles of Association.

9.	ISSUANCE, ENJOYMENT AND DISPOSAL OF VESTED COMMON SHARES

To ensure their retention, the Vested Common Shares must be held in pure registered form. They must remain so until the end of the Conservation Period, if applicable.

Consequently, the Beneficiary undertakes not to make any transfer of any kind whatsoever relating to the said Vested Common Shares during the said Retention Period.

The Vested Common Shares will be subject to all legal and statutory provisions and will carry dividend rights from the day on which they are actually vested in each of the Beneficiary.

10.	MODIFICATIONS TO THE REGULATION

10.1	Principle

No amendment may be made to this Regulation that would be detrimental to the Beneficiary without the agreement of the Beneficiary, unless such amendment results from a newly enacted legislative or regulatory provision or any other provision that is enforceable or binding on the Company, including those that would entail additional tax and/or social costs for the Beneficiary and/or the Company or such amendment is approved by the Beneficiary.

10.2	Notification of modifications

Notice of such amendment to the Regulation may be given to the Beneficiary by any means, including internal mail, ordinary mail or mail with acknowledgement of receipt, fax or e-mail to the address or number indicated by such person. The notice shall be deemed to have been received at the time of transmission, except in the case of ordinary mail, for which the notification shall be deemed to have been received at the end of 72 hours after dispatch, or in the case of letters with acknowledgement of receipt, at the first date of presentation.

11.	TAX AND SOCIAL REGIME

The Beneficiary shall bear all taxes and compulsory levies imposed by the law in force on the due date of such taxes or charges.

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12.	MISCELLANEOUS PROVISIONS

12.1	Reporting Obligations of the Beneficiary

It will be up to the Beneficiary to verify the reporting obligations (and, in particular, the tax obligations) that may be imposed upon them.

12.2	Applicable Law - Jurisdiction

This Regulation is subject to French law. In the event of a dispute or litigation relating to its interpretation, validity or execution, the parties shall endeavor to find an amicable solution; failing this, the dispute shall be brought before the competent French courts.